EXHIBIT 99.1

FOR IMMEDIATE RELEASE

STURM, RUGER & COMPANY, INC. REPORTS SECOND QUARTER

DILUTED EARNINGS OF 86¢ PER SHARE AND

DECLARES DIVIDEND OF 34¢ PER SHARE

SOUTHPORT, CONNECTICUT, August 1, 2018--Sturm, Ruger & Company, Inc. (NYSE-RGR) announced today that for the second quarter of 2018 the Company reported net sales of $128.4 million and diluted earnings of 86¢ per share, compared with net sales of $131.9 million and diluted earnings of 57¢ per share in the second quarter of 2017.

For the six months ended June 30, 2018, net sales were $259.6 million and diluted earnings were $1.68 per share. For the corresponding period in 2017, net sales were $299.2 million and diluted earnings were $1.79 per share.

The Company also announced today that its Board of Directors declared a dividend of 34¢ per share for the second quarter for stockholders of record as of August 17, 2018, payable on August 31, 2018. This dividend varies every quarter because the Company pays a percentage of earnings rather than a fixed amount per share. This dividend is approximately 40% of net income.

Chief Executive Officer Christopher J. Killoy made the following observations related to the Company’s 2018 second quarter performance:

•	In the second quarter of 2018, net sales decreased 3% and earnings per share increased 51% from the second quarter of 2017. In addition to improved operating performance, earnings per share benefitted by the following:

o	Effective January 1, 2018, the Company adopted Accounting Standards Update 2014-09, Revenue from Contracts with Customers (Topic 606), which modified the timing of revenue recognition related to certain sales promotion activities involving the shipment of no charge firearms. Consequently, net sales in the second quarter of 2018 were increased by $2.6 million. As a result, quarterly diluted earnings per share was increased by approximately 5¢.

o	The reduced effective tax rate in 2018, resulting from the Tax Cuts and Job Act of 2017, increased the quarterly diluted earnings per share by 12¢.

o	The repurchase of 1.3 million shares of common stock in 2017 increased the quarterly diluted earnings per share by 6¢.

•	Sales of new products, including the Pistol Caliber Carbine, the Mark IV pistol, the LCP II pistol, the EC9s pistol, the Security-9 pistol, and the Precision Rimfire Rifle, represented $75.5 million or 29% of firearm sales in the first half of 2018. New product sales include only major new products that were introduced in the past two years.

•	The estimated unit sell-through of the Company’s products from the independent distributors to retailers decreased 1% in the first half of 2018 from the comparable prior year period. For the same period, the National Instant Criminal Background Check System background checks (as adjusted by the National Shooting Sports Foundation) decreased 3%. The slight decrease in estimated sell-through of the Company’s products from the independent distributors to retailers is attributable to decreased overall consumer demand in the first half of 2018, partially offset by increased demand for some of the Company’s recently introduced products.

•	During the second quarter of 2018, the Company’s finished goods inventory increased by 3,700 units and distributor inventories of the Company’s products increased by 30,400 units. However, the Company’s finished goods inventory and the distributor inventories have decreased 67% and 25%, respectively, from the 2017 second quarter.

•	Cash generated from operations during the first half of 2018 was $81 million. At June 30, 2018, our cash totaled $132 million. Our current ratio is 3.3 to 1 and we have no debt.

•	In the first half of 2018, capital expenditures totaled $2 million. We expect our 2018 capital expenditures to total approximately $10 million.

•	In the first half of 2018, the Company returned $10 million to its shareholders through the payment of dividends.

•	At June 30, 2018, stockholders’ equity was $249 million, which equates to a book value of $14.29 per share, of which $7.54 per share is cash.

Today, the Company filed its Quarterly Report on Form 10-Q. The financial statements included in this Quarterly Report on Form 10-Q are attached to this press release.

Tomorrow, August 2, 2018, Sturm, Ruger will host a webcast at 9:00 a.m. ET to discuss the second quarter operating results. Interested parties can access the webcast at Ruger.com/corporate or by dialing 855-871-7398, participant code 2195388.

The Quarterly Report on Form 10-Q is available on the SEC website at SEC.gov and the Ruger website at Ruger.com/corporate. Investors are urged to read the complete Quarterly Report on Form 10-Q to ensure that they have adequate information to make informed investment judgments.

About Sturm, Ruger & Co., Inc.

Sturm, Ruger & Co., Inc. is one of the nation's leading manufacturers of rugged, reliable firearms for the commercial sporting market. As a full-line manufacturer of American-made firearms, Ruger offers consumers over 600 variations of more than 40 product lines. For more than 60 years, Ruger has been a model of corporate and community responsibility. Our motto, “Arms Makers for Responsible Citizens®,” echoes the importance of these principles as we work hard to deliver quality and innovative firearms.

The Company may, from time to time, make forward-looking statements and projections concerning future expectations. Such statements are based on current expectations and are subject to certain qualifying risks and uncertainties, such as market demand, sales levels of firearms, anticipated castings sales and earnings, the need for external financing for operations or capital expenditures, the results of pending litigation against the Company, the impact of future firearms control and environmental legislation, and accounting estimates, any one or more of which could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to publish revised forward-looking statements to reflect events or circumstances after the date such forward-looking statements are made or to reflect the occurrence of subsequent unanticipated events.

STURM, RUGER & COMPANY, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousand)

	June 30, 2018	December 31, 2017

Assets

Current Assets
Cash	$131,711	$63,487
Trade receivables, net	50,138	60,082

Gross inventories	71,104	87,592
Less LIFO reserve	(45,097)	(45,180)
Less excess and obsolescence reserve	(1,994)	(2,698)
Net inventories	24,013	39,714

Prepaid expenses and other current assets	2,597	3,501
Total Current Assets	208,459	166,784

Property, plant and equipment	360,554	365,013
Less allowances for depreciation	(270,576)	(261,218)
Net property, plant and equipment	89,978	103,795

Other assets	14,321	13,739
Total Assets	$312,758	$284,318

STURM, RUGER & COMPANY, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (Continued)

(Dollars in thousands, except per share data)

	June 30, 2018	December 31, 2017

Liabilities and Stockholders’ Equity

Current Liabilities
Trade accounts payable and accrued expenses	$28,900	$32,422
Contract liabilities with customers (Note 3)	6,674	—
Product liability	813	729
Employee compensation and benefits	19,755	14,315
Workers’ compensation	4,997	5,211
Income taxes payable	1,221	—
Total Current Liabilities	62,360	52,677

Product liability	78	90
Deferred income taxes	889	1,402

Contingent liabilities	—	—

Stockholders’ Equity
Common Stock, non-voting, par value $1:
Authorized shares 50,000; none issued	—	—
Common Stock, par value $1:
Authorized shares – 40,000,000 2018 – 24,123,418 issued, 17,458,020 outstanding 2017 – 24,092,488 issued, 17,427,090 outstanding	24,123	24,092
Additional paid-in capital	30,150	28,329
Retained earnings	338,753	321,323
Less: Treasury stock – at cost 2018 – 6,665,398 shares 2017 – 6,665,398 shares	(143,595)	(143,595)
Total Stockholders’ Equity	249,431	230,149
Total Liabilities and Stockholders’ Equity	$312,758	$284,318

STURM, RUGER & COMPANY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME (UNAUDITED)

(Dollars in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30, 2018	July 1, 2017	June 30, 2018	July 1, 2017

Net firearms sales	$127,017	$130,510	$256,899	$296,876
Net castings sales	1,394	1,344	2,670	2,334
Total net sales	128,411	131,854	259,569	299,210

Cost of products sold	91,812	96,908	187,150	208,511

Gross profit	36,599	34,946	72,419	90,699

Operating expenses:
Selling	9,785	12,505	18,123	26,044
General and administrative	7,446	7,145	16,332	15,488
Total operating expenses	17,231	19,650	34,455	41,532

Operating income	19,368	15,296	37,964	49,167

Other income:
Interest expense, net	(22)	(32)	(49)	(66)
Other income, net	703	426	1,035	780
Total other income, net	681	394	986	714

Income before income taxes	20,049	15,690	38,950	49,881

Income taxes	4,860	5,491	9,497	17,458

Net income and comprehensive income	$15,189	$10,199	$29,453	$32,423

Basic earnings per share	$0.87	$0.58	$1.69	$1.81

Diluted earnings per share	$0.86	$0.57	$1.68	$1.79

Cash dividends per share	$0.32	$0.48	$0.55	$0.92

STURM, RUGER & COMPANY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(Dollars in thousands)

	Six Months Ended
	June 30, 2018	July 1, 2017

Operating Activities
Net income	$29,453	$32,423
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	16,344	18,653
Slow moving inventory valuation adjustment	(348)	321
Stock-based compensation	2,668	1,643
(Gain) loss on sale of assets	(4)	31
Deferred income taxes	(513)	428
Changes in operating assets and liabilities:
Trade receivables	9,944	13,880
Inventories	16,049	1,973
Trade accounts payable and accrued expenses	(3,736)	(14,158)
Contract liability to customers	4,447	—
Employee compensation and benefits	5,242	(10,612)
Product liability	73	(305)
Prepaid expenses, other assets and other liabilities	155	(4,704)
Income taxes payable	1,221	333
Cash provided by operating activities	80,995	39,906

Investing Activities
Property, plant and equipment additions	(2,360)	(10,875)
Proceeds from sale of assets	4	3
Cash used for investing activities	(2,356)	(10,872)

Financing Activities
Remittance of taxes withheld from employees related to share-based compensation	(816)	(2,482)
Repurchase of common stock	—	(53,469)
Dividends paid	(9,599)	(16,255)
Cash used for financing activities	(10,415)	(72,206)

Increase (decrease) in cash and cash equivalents	68,224	(43,172)

Cash and cash equivalents at beginning of period	63,487	87,126

Cash and cash equivalents at end of period	$131,711	$43,954

Non-GAAP Financial Measure

In an effort to provide investors with additional information regarding its financial results, the Company refers to various United States generally accepted accounting principles (“GAAP”) financial measures and one non-GAAP financial measure, EBITDA, which management believes provides useful information to investors. This non-GAAP financial measure may not be comparable to similarly titled financial measures being disclosed by other companies. In addition, the Company believes that the non-GAAP financial measure should be considered in addition to, and not in lieu of, GAAP financial measures. The Company believes that EBITDA is useful to understanding its operating results and the ongoing performance of its underlying business, as EBITDA provides information on the Company’s ability to meet its capital expenditure and working capital requirements, and is also an indicator of profitability. The Company believes that this reporting provides better transparency and comparability to its operating results. The Company uses both GAAP and non-GAAP financial measures to evaluate the Company’s financial performance.

EBITDA is defined as earnings before interest, taxes, and depreciation and amortization. The Company calculates its EBITDA by adding the amount of interest expense, income tax expense, and depreciation and amortization expenses that have been deducted from net income back into net income, and subtracting the amount of interest income that was included in net income from net income.

Non-GAAP Reconciliation – EBITDA

EBITDA

(Unaudited, dollars in thousands)

	Three Months Ended		Six Months Ended
	June 30, 2018	July 1, 2017	June 30, 2018	July 1, 2017

Net income	$15,189	$10,199	$29,453	$32,423

Income tax expense	4,860	5,491	9,497	17,458
Depreciation and amortization expense	8,172	9,326	16,344	18,653
Interest expense, net	22	32	49	66
EBITDA	$28,243	$25,048	$55,343	$68,600